FOR IMMEDIATE RELEASE

                                                                    Exhibit 99.1
                                                                    ------------



Company Press Release

SOURCE:  Hybridon, Inc.

Hybridon Announces Satisfaction of the Minimum 20 Unit
Private Placement Offering Amount

CAMBRIDGE, Mass., Jan. 23/PRNewswire/-- Hybridon, Inc. (OTC Bulletin Board: HYBN
- news) today announced it has satisfied the 20 Unit minimum offering threshold for the private placement announced by the Company yesterday.

Hybridon, headquartered in Cambridge, Massachusetts, is engaged in the discovery and development of genetic medicines for the treatment of certain diseases, based primarily on antisense technology. Antisense technology attempts to use synthetic segments of DNA and RNA to stop the production of disease-associated proteins by interacting at the genetic level with target strands of messenger RNA.


SOURCE:  Hybridon, Inc.